ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is entered into as of __________, 2008, by and among Gold and Minerals Company, Inc., a Nevada corporation (“G&M”), El Capitan Precious Metals, Inc., a Nevada corporation (“ECPN”), Larry Lozensky (“Shareholder”), and [Name of Bank], as escrow agent (the “Escrow Agent”).

BACKGROUND

A. G&M, ECPN, and El Capitan Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of ECPN (“MergerCo”), and Shareholder have entered into an Agreement and Plan of Merger dated as of January __, 2008 (the “Merger Agreement”), pursuant to which MergerCo will merge with and into G&M, and G&M will become a wholly owned subsidiary of ECPN. Capitalized terms used in this Agreement and not otherwise defined herein will have the meanings given them in the Merger Agreement.

B. The purpose of this Agreement is to provide for the deposit of shares of common stock, par value $0.01 per share, of ECPN (“ECPN Common Stock”) pursuant to the Merger Agreement to satisfy the rights of ECPN to be indemnified by the Shareholder under the circumstances listed in Article IX of the Merger Agreement and to provide for the distribution, if applicable, of any shares of ECPN Common Stock to the Shareholder.

C. Pursuant to Section 2.9 of the Merger Agreement, the Shareholder is required to place into an escrow account established with the Escrow Agent, pursuant to the terms hereof, shares of common stock of ECPN, representing a portion of the Merger Consideration otherwise payable to the Shareholder (the “Escrow Fund”), with the Fair Market Value of the ECPN Common Stock deposited in the Escrow Fund to equal $1,000,000, less the amount of the positive Working Capital of Gold and Minerals up to $1,000,000.

D. Pursuant to Section 9.5 of the Merger Agreement, the Escrow Fund is the sole and exclusive remedy of ECPN for losses ECPN may incur as a result of any damages under Article IX of the Merger Agreement.

E. The Escrow Shares are only to be released to the Shareholders upon the achievement of certain milestones and events, as described more fully herein.

F. Section 2.9 of the Merger Agreement provides for the Escrow Fund to be held by the Escrow Agent, and the Escrow Agent is willing to hold and administer the Escrow Fund as specified in Section 1 below.

G. The parties desire to set forth further terms and conditions in addition to those set forth in the Merger Agreement relating to the operation of the Escrow Fund.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Rights and Obligations of the Parties. G&M, ECPN, the Shareholder and MergerCo hereby jointly appoint Escrow Agent as the escrow agent pursuant to the terms and conditions of this Agreement and the Merger Agreement. The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. The Escrow Agent shall be entitled to such rights and shall perform such duties of the escrow agent as set forth herein (collectively, the “Duties”), in accordance with the terms and conditions of this Agreement.

Escrow Deposit. On the Closing Date, ECPN will cause the exchange agent in connection with the Merger to deposit the Escrow Shares with the Escrow Agent, in the form of a duly authorized stock certificate issued initially in the name of Escrow Agent and to be held on behalf of the Shareholder as provided herein. Further, the parties shall establish a Working Capital Reserve in the amount of any Working Capital up to $1,000,000 at the Effective Time, which shall be considered a non-cash component of the Escrow Fund pursuant to Section 8(c). The amount held in the Working Capital Reserve at any time shall be established at the Effective Time by agreement of ECPN and the Shareholder and shall be adjusted by ECPN at the time of allowance of a Claim pursuant to Section 8(c).

Release of Escrow Shares.

Release upon Escrow Distribution Date. As soon as practicable after the two-year anniversary of the Effective Time of the Merger (the “Escrow Distribution Date”), the Escrow Agent shall distribute any remaining Escrow Shares in the Escrow Fund to the Shareholder, less (i) any Escrow Shares subject to a Claim and (ii) any Escrow Shares to be sold by the Escrow Agent to pay fees and expenses pursuant to Section 12. With respect to Escrow Shares subject to a Claim, this Agreement shall continue in force as to such Escrow Shares until the resolution of such Claim. Each of the parties to this Agreement agree to execute any consents or written acknowledgements required by the Escrow Agent or reasonably requested by a party in connection with distributing such remaining Escrow Shares.

Partial Release Before Escrow Distribution Date. Notwithstanding any other provision in this Agreement to the contrary, if ECPN’s Common Stock trades on the OTC Bulletin Board, or on Nasdaq or another stock exchange, at a volume weighted average price greater than $0.67 per share for at least twenty (20) consecutive trading days, the Escrow Agent shall release one-half of the Escrow Shares and other assets then held in the Escrow Fund (less any Escrow Shares or assets subject to a Claim pursuant to Section 7) to the Shareholder as soon as practicable after the last day of such 20-trading day period.

Rights of Shareholder Prior to Distribution. Until Shareholder receives the Escrow Shares from the Escrow Agent, no such Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, a Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Shareholder. While such Escrow Shares remain in the Escrow Agent’s possession pursuant to this Agreement, the Escrow Agent shall vote, or not vote, all Escrow Shares, or any portion thereof, as directed by the Shareholder; provided that the Escrow Agent shall promptly forward, or cause to be forwarded, copies of any proxies, proxy statements, and other soliciting materials to the Shareholder. If during the term of this Agreement there is declared a stock dividend or stock split, all securities issuable thereby with respect to the Escrow Shares shall be deposited to the Escrow Fund and deemed Escrow Shares pursuant to this Agreement. If during the term of this Agreement, any dividends payable in cash or other property are declared and paid, such dividends shall be held by the Escrow Agent as part of the Escrow Fund. Except as expressly provided herein, the Shareholder shall have no rights as a shareholder of ECPN with respect to the Escrow Shares until the receipt of such Escrow Shares from the Escrow Agent.

Power to Transfer Escrow Shares. The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. ECPN will cooperate with the Escrow Agent by promptly notifying ECPN’s transfer agent of any transfer and ECPN will use its commercially reasonable efforts to effect such transfer.

Mitigation of Damages. ECPN will take commercially reasonable steps to mitigate damages for which it may or has made a Claim under the Escrow Fund, which steps to mitigate damages will in no event prejudice ECPN’s right to make a claim for damages hereunder.

Notice of Claim of Indemnification.

Notice. If at any time, or from time to time, before the Escrow Distribution Date, an ECPN Indemnified Party seeks indemnification against the Escrow Fund, pursuant to Article IX of the Merger Agreement, ECPN will give the Escrow Agent written notice (“Notice of Claim”) stating the basis of a claim for indemnification and setting forth any and all losses, liability, expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding brought against an ECPN Indemnified Party) and all actual damages suffered or incurred by an ECPN Indemnified Party (as applicable) including, without limitation, all compensatory damages, but excluding any consequential or punitive damages (a “Claim”). ECPN will concurrently provide the Notice of Claim to the Shareholders’ Representative.

Limitation on Transfer. The Escrow Agent shall not sell any of the Escrow Fund nor transfer any of the Escrow Fund to ECPN, or its designee, pursuant to a Notice of Claim until the Claim set forth in such Notice of Claim has been resolved in accordance with Section 8 below.

Resolution of Notice of Claim, Satisfaction of Claims and Transfer of Escrow Shares. Any Notice of Claim received pursuant Section 7 above will be resolved as follows:

Uncontested Claims. If the Shareholders’ Representative does not contest a Claim, as provided for in Section 8(b) below, within 30 days of the Notice of Claim, or in the event that the Shareholders’ Representative and ECPN provide joint written instructions to the Escrow Agent, then the Claim shall be deemed uncontested and subject to Section 8(c).

Contested Claims. In the event that the Shareholders’ Representative contests all or a portion of a Notice of Claim by giving written notice to ECPN with a copy to the Escrow Agent (a “Contested Claim”) within 30 days of the Notice of Claim, the Escrow Agent shall reserve in the Escrow Fund Escrow Shares or other assets having a market value sufficient to cover the amount of such Contested Claim, notwithstanding the Escrow Distribution Date. Any portion of a Notice of Claim that is not part of a Contested Claim will be considered to be an uncontested claim and administered by the Escrow Agent in accordance with Section 8(a) above. The Escrow Agent shall only sell or transfer the Escrow Shares subject to the Contested Claim upon (i) execution of a settlement agreement by ECPN and the Shareholders’ Representative setting forth a resolution of the Contested Claim and a joint written instruction to the Escrow Agent directing the Escrow Agent to make a distribution hereunder, or (ii) the receipt by the Escrow Agent of a copy of a non-appealable judgment or order from a court of competent jurisdiction with respect to the Contested Claim. In such event, Escrow Shares will be sold or transferred as provided in Section 8(c). The value of the reserved Escrow Shares shall be determined by the market price of the shares as of the date of the Notice of Claim, subject to weekly adjustment based on the market price, in the sole discretion of the Escrow Agent.

Satisfaction of Claims. In the event of an uncontested Claim under Section 8(a) or upon the resolution of a Contested Claim pursuant to Section 8(b), such claim will be satisfied as follows. For any Claim with respect to securities law liabilities and related expenses (a “Securities Claim”), the Escrow Agent will sell sufficient shares from the Escrow Fund to generate cash to satisfy the claim, which amount will be paid to ECPN; provided that ECPN may direct the Escrow Agent to transfer to ECPN a number of escrow shares with a market value equal to the amount of the claim. For any Claim other than a Securities Claim, including a claim relating to tax liabilities (a “Non-Securities Claim”), the Claim will be satisfied first by offset against the remaining Working Capital Reserve, if any. For any excess of the Non-Securities Claim over the Working Capital Reserve, the Escrow Agent will sell a sufficient number of Escrow Shares for cash to fully satisfy the Claim and shall pay the cash to the ECPN Indemnified Party or Parties; provided, that upon ECPN’s written direction, the Escrow Agent will transfer to ECPN, or to ECPN Indemnified Parties as directed by ECPN, that number of Escrow Shares having a market value equal to such amount of the Claim to ECPN. The Escrow Agent shall notify the Shareholder promptly of any sale or transfer under this Section 8(c), and ECPN shall notify the Shareholder. The market value of the transferred Escrow Shares shall be determined by the closing price of the Escrow Shares as of the date of any transfer or sale.

Limitation of Escrow Agent’s Liability. The Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized in accordance with the terms hereof nor for any other action or inaction, except its own willful misconduct or gross negligence. The Escrow Agent will not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

If conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Fund, the Escrow Agent will have the absolute right, at the Escrow Agent’s election, to do either or both of the following: (i) resign so a successor can be appointed pursuant to Section 13 hereof or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. If such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under the Agreement, and ECPN will pay the Escrow Agent (and the Shareholders’ Representative pursuant to the extent required in Section 12 hereof) all costs, expenses and reasonable attorneys’ fees expended or incurred by the Escrow Agent pursuant to the exercise of Escrow Agent’s rights under this Section 9 (such costs, fees and expenses will be treated as extraordinary fees and expenses for the purposes of Section 12 hereof).

Indemnification of Escrow Agent. Each other party hereto, including the Shareholders’ Representative in its representative capacity only, jointly and severally (each an “Indemnifying Party” and together the “Indemnifying Parties”), hereby covenant and agree to reimburse, indemnify and hold harmless the Escrow Agent, the Escrow Agent’s employees and agents (severally and collectively, the “Escrow Agent”), from and against any loss, damage, liability or loss suffered, incurred by, or asserted against the Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of or in connection with or based upon any act or omission by the Escrow Agent relating in any way to this Agreement or the Escrow Agent’s services hereunder. This indemnity shall exclude negligence, gross negligence or willful misconduct on Escrow Agent’s part.

Notices. All notices, instructions and other communications required or permitted to be given hereunder or necessary or convenient in connection herewith must be in writing and will be deemed delivered (i) when personally served or when delivered on a business day by facsimile (facsimile number of the person to whom the notice is given), (ii) the first business day following the date of deposit with an overnight courier service or (iii) on the earlier of actual receipt or the third business day following the date on which the notice is deposited in the United States mail, first class certified, postage prepaid, addressed as follows:

(a) If to the Escrow Agent:

______________________
______________________
______________________
Attention: _____________
Telephone: ____________
Facsimile: _____________

(b) If to ECPN:

El Capitan Precious Metals, Inc.
Suite 276
1325 Airmotive Way
Reno, NV 89502
Facsimile: (775) 201-0168
Attn: Kenneth P. Pavlich, President and CEO

With a copy to:

Maslon Edelman Borman & Brand, LLP
3300 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Martin Rosenbaum, Esq.
Telephone: (612) 672-8200
Facsimile: (612) 642-8326

(c) If to Shareholder:

Larry Lozensky
PO Box 5148
Scottsdale, AZ 85261
Telephone: (480) 451-8743
Facsimile: (480) 860-6308

Or to such other address as any such person designates in a writing delivered to each of the other parties hereto.

Expenses. One-half of all fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder shall be paid by the Shareholder, and the remaining one-half shall be paid by ECPN. Notwithstanding any other provision in this Agreement, if upon the Escrow Distribution Date there are Escrow Shares remaining in the Escrow Fund, and if the payment of all Claims has been made or provided for, the Escrow Agent may sell the Escrow Shares to cover one-half of the Escrow Agent’s fees and expenses. ECPN will pay the remaining one-half of such fees and expenses. Any extraordinary fees and expenses, including without limitation any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of the Escrow Fund or the validity of a Notice of Claim, will be paid 50% by ECPN and 50% by the Shareholder. A schedule setting forth the Escrow Agent’s fee rate is attached as Schedule 13.1 hereto.

Successor Escrow Agent. If the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Agreement, specifying a date not less than ten days’ following such notice date of when such resignation will take effect. ECPN and Shareholders’ Representative will designate a successor Escrow Agent prior to the expiration of such ten-day period by giving written notice to the Escrow Agent. The Escrow Agent will promptly transfer the Escrow Shares to such designated successor.

Limitations of Responsibility. The Escrow Agent’s duties are limited to those set forth in this Agreement, and Escrow Agent, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under any other document or agreement, including without limitation the Agreement. Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Nothing in this Escrow Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction other than the State of _________. Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement amendatory or supplemental hereto.

Amendment. This Agreement may be amended by the written agreement of ECPN, the Escrow Agent and the Shareholder, provided that, if the Escrow Agent does not agree to an amendment agreed upon by ECPN and the Shareholder, the Escrow Agent will resign and a successor Escrow Agent will be appointed in accordance with Section 13 above.

16. General.

Governing Law. This Agreement will be governed by and construed in accordance with laws of the State of Nevada without regard to conflict-of-law principles and will be binding upon, and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Entire Agreement. Except as otherwise set forth in the Agreement, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement of the day and year first above written.

ESCROW AGENT:	SHAREHOLDER:

[Name of Bank]	Larry Lozensky

By:

Name:

Its:

El CAPITAN PRECIOUS METALS, INC.

By:

Name:

Its:

GOLD AND MINERALS COMPANY, INC.

By:

Name:

Its: